Back to 8-K

NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
May 10, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES 2007 FIRST QUARTER RESULTS

SEATTLE, WA, May 10, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its 2007 first quarter results.

First Quarter 2007 Highlights

•	Operating income from continuing operations improved by $3.8 million in the first quarter of 2007 compared to the same quarter last year.
•	Operating margins improved to 35.6% in the first quarter of 2007 compared to 34.0% in the prior year quarter.
•	Average occupancy increased to 86.3% in the first quarter of 2007 from 83.9% in the prior year quarter, adding approximately $4.6 million in incremental revenues.
•	Average monthly revenue per unit increased by $130, or 4.3%, to $3,176 from $3,046 in the first quarter of 2006, adding approximately $4.3 million in incremental revenues.
•
Announced the signing of a definite merger agreement with Summerville Senior Living, Inc. whereby we will acquire all of the outstanding stock of Summerville in exchange for 8,500,000 shares of Emeritus common stock. Summerville operates 81 communities comprising 7,935 units in 13 states.

•	Acquired 43 communities formerly operated by us under long-term leases consisting of 2,890 units for approximately $275.0 million.

Summary of 2007 First Quarter Results

Exclusive of the $12.2 million expense reduction from the professional liability settlement in the first quarter of 2006, and the $1.5 million write-off of lease acquisition costs and the increase in non-cash stock option expenses of $403,000 in the first quarter of 2007, operating income from continuing operations increased by $3.8 million from $3.0 million in 2006 to $6.8 million in 2007.

For the first quarter of 2007, we reported revenues of $110.4 million compared to $101.1 million for the same period of 2006, an increase of $9.3 million. The increase was primarily the result of occupancy improvements of $4.6 million, rate improvements of $4.3 million, and the remainder from additional management fees from our Blackstone joint venture.

Community operating expenses increased $4.1 million from $66.4 million in 2006 to $70.5 million in 2007. Approximately $2.7 million of the increase was due to increases in labor-related costs and the balance from increases in other operating expenses, primarily utilities, food costs, contracted services and insurance. Our operating margin increased to 35.6% from 34.0% in the first quarter of 2006.

General and administrative expenses increased by $1.4 million from the prior year, primarily due to an increase of approximately $1.1 million in labor-related costs and $403,000 in non-cash stock option compensation expenses.

Depreciation, amortization and facility lease expense increased by $1.9 million to $25.0 million in 2007 from $23.1 million in 2006 primarily due to the write-off of approximately $1.5 million in lease acquisition costs as the result of the acquisition of 43 properties formerly operated under long-term leases. The remaining increase was primarily due to normal annual escalator provisions in our leases and additional depreciation on capital improvements to our properties.

Net other expense increased by $3.9 million to $14.3 million in 2007 from $10.4 million in 2006 due primarily to an increase of approximately $1.9 million in interest expense due to the acquisition of 44 communities since the first quarter of 2006 and the payment of $1.3 million in incentive fees related to the convertible debenture transaction.

Exclusive of the professional liability settlement impact of $13.0 million in 2006 (including an interest accrual reversal of $766,000), the write-off of lease costs of $1.5 million from the acquisition transactions, the non-cash stock option expense increase of $403,000, and the incentive fee payment of $1.3 million from the debenture conversion transaction in 2007, the net loss from continuing operations improved by $1.8 million, from a loss of $8.1 million in 2006 to a loss of $6.3 million in 2007.

Same Community Results

Our Same Community group of properties consisted of 169 of the 171 communities included in our consolidated operations. The first quarter results of operations for this group were consistent with the total consolidated results described above.

Summerville Senior Living Merger

In March 2007, we announced the signing of a definitive agreement whereby we will acquire all of the outstanding stock of Summerville Senior Living, Inc. (Summerville) and issue 8,500,000 shares of the our common stock. The shares will be issued to the shareholders of Summerville, including Apollo Real Estate Investment Funds III and IV, (Apollo Funds), two real estate funds managed by Apollo Real Estate Advisors, and certain employees of Summerville. Certain loans outstanding from the Apollo Funds to Summerville will be satisfied through the distribution of our common stock issued in this transaction. After the merger, the former Summerville shareholders will hold approximately 31% of our outstanding stock.

The Apollo Funds, as holder of a majority of the voting stock of Summerville, have approved the merger. Saratoga Partners IV, LP and Daniel R. Baty, the Company’s chairman and chief executive officer, as combined holders of approximately 65% of the Company’s voting stock, have agreed to vote in favor of the merger. Consummation of the transaction is subject to the Company’s shareholder approval and is anticipated to close in the third quarter of 2007.

Summerville is a California-based operator of 81 communities comprising 7,935 units in 13 states. Summerville provides independent living, assisted living, and Alzheimer’s and dementia-related services to seniors. Upon completion of the merger, Summerville will be a wholly owned subsidiary of Emeritus and will retain the brand name in the operation of their communities. Granger Cobb, President and CEO of Summerville, will assume the titles of President and Co-CEO of Emeritus. A representative designated by the Apollo Funds and Mr. Cobb will each have a seat on our board of directors.

After the merger, we will operate 283 communities in 36 states comprising 24,398 units with a capacity for over 28,000 residents. Mr. Baty will continue to serve as chairman and Co-CEO of the Company. The Company will continue to be traded on the AMEX under the symbol ESC.

Mr. Daniel R. Baty, the Company’s CEO and Chairman of the Board, commented, “We are excited about our pending merger with Summerville and the progress we’ve made in the first quarter of 2007. We’ve completed the acquisition of several properties we formerly operated under long-term leases and successfully completed our convertible debenture offer. Our first quarter results continue to reflect the progress we have made since last year, realizing strong occupancy and revenue growth and operating margin improvements from the first quarter of last year. These accomplishments and the pending Summerville merger position us for continued positive results in the months and years ahead.”

Subsequent Event

We own an indirect 9.5% equity interest in a joint venture between Senior Healthcare Partners’ LLC and the Walgreen Company. The joint venture operates under the name of Senior Med and provides pharmacy services to senior housing residents. Walgreen has an option to purchase the remaining ownership interest in the business at a fixed price of $90.0 million.

In April 2007, we received written notice from Walgreen to exercise their purchase option rights under the agreement and expect to close the transaction by May 31, 2007. We will receive approximately $8.5 million in cash and record a gain of approximately $7.0 million from this transaction.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We believe this non-GAAP measure is useful in identifying trends in our day-to-day performance because it excludes items that have little or no significance on day-to-day operations and provides an indicator to management of progress in achieving optimal operating performance. In addition, this measure is used by many research analysts and investors to evaluate the performance and the value of companies in our industry. We strongly urge you to review the reconciliation of Net income (loss) to Adjusted EBITDA provided below, along with our consolidated balance sheets, statements of operations and cash flows. We define Adjusted EBITDA and provide other information about this Non-GAAP measure in our Form 10-K filed on March 16, 2007.

The table below shows the reconciliation of net income (loss) to Adjusted EBITDA for the three months ended March 31, 2007 and 2006:

	Three Months ended March 31,
	2007	2006

Net income (loss)	$(9,735)	$4,727

Provision (benefit) for income taxes	276	10
Equity losses in unconsolidated joint ventures	569	96
Depreciation and amortization	14,589	12,150
Amortization of deferred gains	(554)	(554)
Non-cash stock option compensation expenses	538	135
Convertible debentures conversion costs	1,329	-
Interest expense	13,615	11,731
Interest income	(591)	(871)
Other non-cash unusual activity:
Reversal of Texas settlement accrued in 2004	-	(12,207)
Adjusted EBITDA	$20,036	$15,217

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates, or has an interest in, 202 communities representing capacity for approximately 16,463 units and 20,100 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims, and uncertainties about our ability to successfully integrate our company with Summerville Senior Living, Inc. after consummating our pending merger with them. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report Form 10-Q for the quarter ended March 31, 2007.

EMERITUS ASSISTED LIVING
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Quarter Ended
	March 31,
	2007	2006
Revenues:
Community revenue	$109,500	$100,609
Management fees	877	457
Total operating revenues	110,377	101,066

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	70,498	66,367
Texas lawsuit settlement	-	(12,207)
General and administrative	10,114	8,731
Depreciation and amortization	14,589	12,150
Facility lease expense	10,370	10,918
Total operating expenses	105,571	85,959
Operating income from continuing operations	4,806	15,107

Other income (expense):
Interest income	591	871
Interest expense	(13,615)	(11,731)
Equity losses in unconsolidated joint ventures	(569)	(96)
Other income (expense), net	(672)	596
Net other expense	(14,265)	(10,360)

Income (loss) from continuing operations before income taxes	(9,459)	4,747
Provision for income taxes	(276)	(10)
Income (loss) from continuing operations	(9,735)	4,737
Loss from discontinued operations	-	(10)
Net income (loss)	$(9,735)	$4,727

Basic income (loss) per common share:
Continuing operations	$(0.53)	$0.28
Discontinued operations	-	-
	$(0.53)	$0.28
Diluted income (loss) per common share:
Continuing operations	$(0.53)	$0.25
Discontinued operations	-	-
	$(0.53)	$0.25

Weighted average common shares outstanding :
Basic	18,374	17,030

Diluted	18,374	18,819